SECURITIES AND EXCHANGE COMMISSION
                                     Washington, D.C. 20549

                                            FORM 8-K

                                         CURRENT REPORT

                               Pursuant to Section 13 or 15 (d) of
                               The Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): October 26, 1995



                                        SDN BANCORP, INC.
                     (Exact name of registrant as specified in its charter)



 (Delaware)              (2-76555)                     (95-3683748)
---------------    ------------------------     -------------------------------
(State of other    (Commission File Number)     (I.R.S. Employer Identification
jurisdiction of                                  Number)
incorporation)

         135 Saxony Road, Encinitas, CA                         92024-0905
        ---------------------------------------                 ----------
        (Address of Principal Executive Offices)                (Zip Code)

       Registrant's telephone number, including area code:  (610) 436-6888

Item 5.  OTHER EVENTS

        On October 26, 1995 SDN Bancorp, Inc. a Delaware corporation ("Bancorp") and Liberty National Bank ("Liberty") signed an Agreement and Plan of Merger (the "Agreement") under which Bancorp will acquire Liberty through a cash merger (the "Merger"). Also party to the transaction is Dartmouth Capital Group, L.P., a Delaware limited partnership ("the Partnership") and Bancorp's largest shareholder, which is expected to fund the transaction.

        Under the terms of the Agreement, all of the outstanding shares of Liberty's common stock (excepting only shares as to which dissenters rights have been exercised and, with limited exceptions, shares beneficially owned by the parties to the Agreement), will be converted into cash at the greater of $14.80 per share or 130% of Liberty's book value (subject to certain adjustments) per share at the monthend preceeding the closing, calculated on a fully diluted basis, in each case subject to possible small upward adjustments depending upon the timing of the closing. The Agreement further provides that, prior to the closing, Liberty will have canceled all outstanding options to acquire its common stock, in each case in return for a payment to the holder of the option equal to the spread between the exercise price of the option and the price per share to be paid by Bancorp.

        The Agreement outlines certain covenants by both parties prior to the close of the transaction, including, but not limited to, an agreement by Liberty not to solicit additional proposals to acquire Liberty and with limited exceptions, not to respond to any such proposal from a third party.

        The consummation of the Merger is subject to certain standard conditions, including, but not limited to, the approval of the Agreement by the holders of not less than two-thirds of Liberty's common stock and the receipt of all required regulatory approvals. All of the Directors of Liberty have entered into a Voting Agreement in which they have agreed to vote all of their respective shares of common stock in favor of the Merger and against any comparable transaction with a third party.


        Either party may terminate the Agreement by written notice after noon (Pacific time) on June 30, 1996 if the transaction has failed to close for reasons other than a breach of any representation, warranty, covenant or agreement by the terminating party.

        Generally, each party to the Agreement is responsible for its own expenses. However, Liberty is obligated to pay the expenses of the Partnership, subject to a cap, if Liberty is unable to obtain shareholder approval or if the Partnership terminates the Agreement due to certain conditions to the obligations of the Partnership having not been satisfied.

        Liberty is also obligated to pay the Partnership a termination fee, plus expenses (subject to a cap), if Liberty or the Partnership terminates the Agreement under certain circumstances including, without limitation and as a condition to Liberty's termination of the Agreement, Liberty's pursuit of a "Qualifying Strategic Transaction Proposal" as defined in the Agreement. Further, the Partnership is also obligated to pay Liberty a termination fee, plus expenses (subject to a cap), if Liberty terminates the Agreement because the Partnership has breached any representation or warranty or failed to perform, including the failure to provide funding for the transaction. In such case, Bancorp has guaranteed the payment of the obligations of the Partnership.

        The Agreement is attached hereto as an exhibit and is incorporated herein by reference in its entirety. The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

        a)  Financial Statements                                          NA
        b)  Pro Forma Financials                                          NA
        c)  Exhibits:
               2.  Agreement and Plan of Merger dated October 26, 1995

                             SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

                                             SDN Bancorp, Inc

        Date:  November 17, 1995             Robert P. Keller /s/
                                            --------------------------------
                                             Robert P. Keller
                                             President and
                                             Chief Executive Officer